EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
January 5, 2004	Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY SIGNIFICANTLY INCREASES REALIZED
PRICING FOR CALIFORNIA CRUDE OIL PRODUCTION

HOUSTON — Nuevo Energy Company (NYSE: NEV) today announced that higher crude oil price differentials have been established for approximately 85% of its California crude oil production, or 30,500 barrels per day, which is sold to ConocoPhillips (formerly Tosco) under an existing long-term contract. For each type of crude oil that Nuevo produces in California, this contract provides pricing related to a percentage of the NYMEX price based on crude oil quality and location differences.

Based upon Nuevo’s current crude oil production mix, its new weighted average crude oil price will be approximately 81.6% of the NYMEX crude oil price compared to 73.6% under existing pricing terms. The new crude oil price differentials will be effective January 1, 2004 until December 31, 2005. Subsequent to this date, periodic pricing adjustments will be made every two years as provided for in the contract until the contract expires on January 1, 2015.

“The new crude oil price differentials for our California crude oil production are reflective of the current pricing environment,” stated Jim Payne, Chairman, President and CEO. “As an example, at a NYMEX crude oil price of $27.50 a barrel and a California production level similar to 2003, the new crude oil price differentials will generate an incremental $25 million in cash flow in 2004 compared to 2003.”

In 2004, approximately 15% of Nuevo’s crude oil production in California will be sold at market prices under separate contracts.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary

Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

###

6